For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

TUESDAY, OCTOBER 29, 2019

IDEX REPORTS THIRD QUARTER RESULTS;
DELIVERS RECORD ADJUSTED GROSS AND OPERATING MARGIN;
REPORTED EPS OF $1.37 WITH ADJUSTED EPS OF $1.52

LAKE FOREST, IL, OCTOBER 29 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended September 30, 2019.

Third Quarter 2019 Highlights

•	Sales were flat overall and organically

•	Gross margin was 45.2 percent with adjusted gross margin of 45.7 percent, an all-time high

•	Reported operating margin was 22.7 percent with adjusted operating margin of 25.2 percent, up 120 bps

•	Reported EPS was $1.37 with adjusted EPS of $1.52, up 8 percent

•	Cash from operations of $157.1 million led to FCF of $146.0 million, an all-time high

Third Quarter 2019
Orders of $586.1 million were down 5 percent compared with the prior year period (-5 percent organic, +1 percent acquisitions and -1 percent foreign currency translation).

Sales of $624.2 million were flat compared with the prior year period (flat organic, +1 percent acquisitions and -1 percent foreign currency translation).

Gross margin of 45.2 percent was up 20 basis points compared with the prior year period. Excluding a $3.3 million pre-tax fair value inventory step-up charge related to the Velcora acquisition, adjusted gross margin of 45.7 percent was up 70 basis points primarily due to price and productivity initiatives, partially offset by higher engineering investments.

Operating income of $141.8 million resulted in an operating margin of 22.7 percent. Excluding the $3.3 million fair value inventory step-up charge and $12.0 million of restructuring expenses, adjusted operating income was $157.1 million with an adjusted operating margin of 25.2 percent, up 120 basis points compared with the adjusted prior year period primarily due to gross margin expansion and lower variable compensation costs as well as an overall tighter cost control environment. Adjusted operating income drove adjusted EBITDA of $175.4 million which was 28 percent of sales and covered interest expense by over 15 times.

Provision for income taxes of $24.0 million in the third quarter of 2019 resulted in an effective tax rate (ETR) of 18.6 percent, which was lower than the prior year period ETR of 20.2 percent primarily due to a change in U.S. Treasury regulations as well as the mix of global pre-tax income among jurisdictions. The third quarter 2019 ETR of 18.6 percent was lower than our previously guided ETR of 22.5 percent, which provided 6 cents of EPS favorability. This was primarily due to higher excess tax benefits from greater than expected stock option exercises in the third quarter of 2019 as well as a favorable impact from the 2018 income tax return-to-provision adjustment.

Net income was $105.2 million which resulted in EPS of $1.37. Excluding the fair value inventory step-up charge and restructuring expenses, adjusted EPS was $1.52, an increase of 11 cents, or 8 percent, from the adjusted prior year period EPS.

Cash from operations of $157.1 million led to free cash flow of $146.0 million, which was up 28 percent from the prior year period and 125 percent of adjusted net income. The increase in free cash flow was primarily due to favorable operating working capital and lower capital expenditures in the third quarter of 2019.

“The third quarter was all about operational execution which allowed us to expand both gross and operating margins to all-time highs. Adjusted gross margin of 45.7 percent and adjusted operating margin of 25.2 percent were up 70 and 120 basis points, respectively. This margin expansion helped us deliver record adjusted EPS of $1.52. Free cash flow was strong with a conversion rate of 125 percent of adjusted net income, up 28 percent from the prior year period. On the commercial side, demand was challenging in the third quarter due to the continued softening of the global economy. The unresolved trade conflicts continued to weigh on global growth in most of our end markets, as companies are delaying investments due to the unclear outlook. As a result, organic sales in the third quarter were flat compared to the prior year period. However, I am very pleased with how the team performed in this challenging environment and confident that we will keep delivering strong operating results during these volatile times.

M&A continues to be a key priority of the Company. In July, we acquired Velcora and are currently in the process of integrating its operations into our existing Sealing Solutions platform within the Health & Science Technologies segment. We have approximately $2 billion of capacity to support additional opportunities based on existing cash, availability under our revolver and a low debt leverage ratio.

Based on recent order trends and instability within the macro-economic environment, we now project approximately 2 percent organic revenue growth for 2019, with flat organic sales in the fourth quarter. We have narrowed full year 2019 adjusted EPS to $5.80 to $5.82, with fourth quarter EPS of $1.33 to $1.35.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Third Quarter 2019 Segment Highlights

Fluid & Metering Technologies

•	Sales of $240.9 million reflected a 1 percent increase compared to the third quarter of 2018 (+2 percent organic and -1 percent foreign currency translation).

•
Operating income of $77.5 million resulted in an operating margin of 32.2 percent, a 270 basis point increase compared to the adjusted prior year period primarily due to price and productivity initiatives, partially offset by higher engineering investments.

•	EBITDA of $82.7 million resulted in an EBITDA margin of 34.3 percent, a 270 basis point increase compared to the adjusted prior year period primarily due to increased operating income.

Health & Science Technologies

•	Sales of $229.6 million reflected a 3 percent increase compared to the third quarter of 2018 (+1 percent organic, +3 percent acquisition and -1 percent foreign currency translation).

•
Operating income of $40.2 million resulted in an operating margin of 17.5 percent. Excluding the $3.3 million fair value inventory step-up charge and $11.2 million of restructuring expenses, adjusted operating income was $54.7 million with an adjusted operating margin of 23.8 percent, a 30 basis point increase compared to the adjusted prior year period primarily due to higher volume and price, partially offset by higher engineering investments and increased amortization due to the acquisition.

•
EBITDA of $49.2 million resulted in an EBITDA margin of 21.4 percent. Excluding the $3.3 million fair value inventory step-up charge and $11.2 million of restructuring expenses, adjusted EBITDA of $63.7 million resulted in an adjusted EBITDA margin of 27.8 percent, a 40 basis point increase compared to the adjusted prior year period primarily due to increased operating income.

Fire & Safety/Diversified Products

•
Sales of $154.5 million reflected a 5 percent decrease compared to the third quarter of 2018 (-3 percent organic and -2 percent foreign currency translation) mainly attributable to large project orders within our dispensing and fire businesses in the prior year period not repeating.

•
Operating income of $42.0 million resulted in an operating margin of 27.2 percent. Excluding $0.1 million of restructuring expenses, adjusted operating income was $42.1 million with an adjusted operating margin of 27.2 percent, a 50 basis point decrease compared to the adjusted prior year period primarily due to reduced volume.

•
EBITDA of $45.6 million resulted in an EBITDA margin of 29.5 percent. Excluding $0.1 million of restructuring expenses, adjusted EBITDA of $45.7 million resulted in an adjusted EBITDA margin of 29.6 percent, a 10 basis point decrease compared to the adjusted prior year period primarily due to a decrease in operating income.

For the third quarter of 2019, Fluid & Metering Technologies contributed 38 percent of sales, 49 percent of operating income and 47 percent of EBITDA; Health & Science Technologies accounted for 37 percent of sales, 25 percent of operating income and 28 percent of EBITDA; and Fire & Safety/Diversified Products represented 25 percent of sales, 26 percent of operating income and 25 percent of EBITDA.

Acquisition
In July 2019, the Company acquired Velcora Holding AB and its operating subsidiaries, Roplan and Steridose. Roplan is a global manufacturer of custom mechanical and shaft seals for a variety of end markets including food & beverage, marine, chemical, wastewater and water treatment. Steridose develops engineered hygienic mixers and valves for the global biopharmaceutical industry. With annual revenue of approximately $40 million, both businesses operate within the Health & Science Technologies segment. In connection with this acquisition, the Company had to write up inventory to its fair value which resulted in a $3.3 million fair value inventory step-up charge in the quarter.

Restructuring Actions
The Company recorded $12.0 million and $14.1 million of restructuring expenses in the third quarter and nine months ended September 30, 2019, respectively, as part of initiatives that supported the implementation of key strategic efforts designed to facilitate long-term, sustainable growth through cost reduction actions, primarily consisting of employee reductions, facility rationalization and impairment charges. These restructuring actions included a $9.7 million impairment charge in the third quarter related to the winding down of a business within the Health & Science Technologies segment.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.

•	Adjusted gross margin is calculated as gross margin plus the fair value inventory step-up charge.

•	Adjusted operating income is calculated as operating income plus the fair value inventory step-up charge plus restructuring expenses.

•	Adjusted operating margin is calculated as adjusted operating income divided by net sales.

•	Adjusted net income is calculated as net income plus the fair value inventory step-up charge plus restructuring expenses, net of the statutory tax expense or benefit.

•
EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconciled EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.

•	Adjusted EBITDA is calculated as EBITDA plus the fair value inventory step-up charge plus restructuring expenses.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	Three Months Ended September 30, 2019				Nine Months Ended September 30, 2019
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	1%	3%	(5)%	—%	2%	2%	(2)%	1%
- Net impact from acquisitions	—%	3%	—%	1%	—%	2%	—%	1%
- Impact from FX	(1)%	(1)%	(2)%	(1)%	(2)%	(2)%	(2)%	(2)%
Change in organic net sales	2%	1%	(3)%	—%	4%	2%	—%	2%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Margin (dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross profit	$281,978	$280,233	$858,149	$844,252
+ Fair value inventory step-up charge	3,340	—	3,340	—
Adjusted gross profit	$285,318	$280,233	$861,489	$844,252

Net sales	$624,246	$622,888	$1,888,576	$1,869,572

Gross profit margin	45.2%	45.0%	45.4%	45.2%
Adjusted gross profit margin	45.7%	45.0%	45.6%	45.2%

Table 3: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in thousands)

	Three Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$77,481	$40,170	$41,967	$(17,853)	$141,765	$69,755	$49,144	$44,726	$(18,492)	$145,133
+ Restructuring expenses	—	11,196	104	656	11,956	827	3,116	60	618	4,621
+ Fair value inventory step-up charge	—	3,340	—	—	3,340	—	—	—	—	—
Adjusted operating income (loss)	$77,481	$54,706	$42,071	$(17,197)	$157,061	$70,582	$52,260	$44,786	$(17,874)	$149,754

Net sales (eliminations)	$240,861	$229,610	$154,543	$(768)	$624,246	$239,213	$222,426	$161,832	$(583)	$622,888

Reported operating margin	32.2%	17.5%	27.2%	n/m	22.7%	29.2%	22.1%	27.6%	n/m	23.3%
Adjusted operating margin	32.2%	23.8%	27.2%	n/m	25.2%	29.5%	23.5%	27.7%	n/m	24.0%

	Nine Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$223,493	$151,087	$125,909	$(55,659)	$444,830	$207,149	$153,519	$130,162	$(61,183)	$429,647
+ Restructuring expenses	930	11,526	923	703	14,082	1,313	5,298	427	1,213	8,251
+ Fair value inventory step-up charge	—	3,340	—	—	3,340	—	—	—	—	—
Adjusted operating income (loss)	$224,423	$165,953	$126,832	$(54,956)	$462,252	$208,462	$158,817	$130,589	$(59,970)	$437,898

Net sales (eliminations)	$729,572	$687,153	$474,745	$(2,894)	$1,888,576	$714,346	$670,904	$485,305	$(983)	$1,869,572

Reported operating margin	30.6%	22.0%	26.5%	n/m	23.6%	29.0%	22.9%	26.8%	n/m	23.0%
Adjusted operating margin	30.8%	24.2%	26.7%	n/m	24.5%	29.2%	23.7%	26.9%	n/m	23.4%

Table 4: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported net income	$105,194	$106,352	$328,671	$312,436
+ Restructuring expenses	11,956	4,621	14,082	8,251
+ Tax impact on restructuring expenses	(2,776)	(1,130)	(3,336)	(2,003)
+ Fair value inventory step-up charge	3,340	—	3,340	—
+ Tax impact on fair value inventory step-up charge	(735)	—	(735)	—
Adjusted net income	$116,979	$109,843	$342,022	$318,684

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reported diluted EPS	$1.37	$1.37	$4.30	$4.02
+ Restructuring expenses	0.16	0.06	0.18	0.11
+ Tax impact on restructuring expenses	(0.04)	(0.02)	(0.04)	(0.03)
+ Fair value inventory step-up charge	0.04	—	0.04	—
+ Tax impact on fair value inventory step-up charge	(0.01)	—	(0.01)	—
Adjusted diluted EPS	$1.52	$1.41	$4.47	$4.10

Diluted weighted average shares outstanding	76,577	77,709	76,415	77,717

Table 5: Reconciliations of EBITDA to Net Income (dollars in thousands)

	Three Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$77,481	$40,170	$41,967	$(17,853)	$141,765	$69,755	$49,144	$44,726	$(18,492)	$145,133
- Other (income) expense - net	295	1,272	(92)	(256)	1,219	411	780	342	(599)	934
+ Depreciation and amortization	5,507	10,296	3,566	154	19,523	5,500	9,381	3,541	184	18,606
EBITDA	82,693	49,194	45,625	(17,443)	160,069	74,844	57,745	47,925	(17,709)	162,805
- Interest expense					11,330					10,958
- Provision for income taxes					24,022					26,889
- Depreciation and amortization					19,523					18,606
Reported net income					$105,194					$106,352

Net sales (eliminations)	$240,861	$229,610	$154,543	$(768)	$624,246	$239,213	$222,426	$161,832	$(583)	$622,888

Reported operating margin	32.2%	17.5%	27.2%	n/m	22.7%	29.2%	22.1%	27.6%	n/m	23.3%
EBITDA margin	34.3%	21.4%	29.5%	n/m	25.6%	31.3%	26.0%	29.6%	n/m	26.1%

	Nine Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$223,493	$151,087	$125,909	$(55,659)	$444,830	$207,149	$153,519	$130,162	$(61,183)	$429,647
- Other (income) expense - net	612	1,636	273	(1,820)	701	1,056	(280)	(3,324)	(1,017)	(3,565)
+ Depreciation and amortization	16,653	29,438	10,745	510	57,346	16,901	30,860	10,912	557	59,230
EBITDA	239,534	178,889	136,381	(53,329)	501,475	222,994	184,659	144,398	(59,609)	492,442
- Interest expense					33,262					33,098
- Provision for income taxes					82,196					87,678
- Depreciation and amortization					57,346					59,230
Reported net income					$328,671					$312,436

Net sales (eliminations)	$729,572	$687,153	$474,745	$(2,894)	$1,888,576	$714,346	$670,904	$485,305	$(983)	$1,869,572

Reported operating margin	30.6%	22.0%	26.5%	n/m	23.6%	29.0%	22.9%	26.8%	n/m	23.0%
EBITDA margin	32.8%	26.0%	28.7%	n/m	26.6%	31.2%	27.5%	29.8%	n/m	26.3%

Table 6: Reconciliations of EBITDA to Adjusted EBITDA (dollars in thousands)

	Three Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA	$82,693	$49,194	$45,625	$(17,443)	$160,069	$74,844	$57,745	$47,925	$(17,709)	$162,805
+ Restructuring expenses	—	11,196	104	656	11,956	827	3,116	60	618	4,621
+ Fair value inventory step-up charge	—	3,340	—	—	3,340	—	—	—	—	—
Adjusted EBITDA	$82,693	$63,730	$45,729	$(16,787)	$175,365	$75,671	$60,861	$47,985	$(17,091)	$167,426

Adjusted EBITDA margin	34.3%	27.8%	29.6%	n/m	28.1%	31.6%	27.4%	29.7%	n/m	26.9%

	Nine Months Ended September 30,
	2019					2018
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA	$239,534	$178,889	$136,381	$(53,329)	$501,475	$222,994	$184,659	$144,398	$(59,609)	$492,442
+ Restructuring expenses	930	11,526	923	703	14,082	1,313	5,298	427	1,213	8,251
+ Fair value inventory step-up charge	—	3,340	—	—	3,340	—	—	—	—	—
Adjusted EBITDA	$240,464	$193,755	$137,304	$(52,626)	$518,897	$224,307	$189,957	$144,825	$(58,396)	$500,693

Adjusted EBITDA margin	33.0%	28.2%	28.9%	n/m	27.5%	31.4%	28.3%	29.8%	n/m	26.8%

Table 7: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Cash flows from operating activities	$157,064	$133,327	$131,175	$376,902	$325,753
- Capital expenditures	11,031	18,888	12,867	36,773	39,856
Free cash flow	$146,033	$114,439	$118,308	$340,129	$285,897

Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Wednesday, October 30, 2019 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13684164.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; the Company's ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the SEC and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$624,246	$622,888	$1,888,576	$1,869,572
Cost of sales	342,268	342,655	1,030,427	1,025,320
Gross profit	281,978	280,233	858,149	844,252
Selling, general and administrative expenses	128,257	130,479	399,237	406,354
Restructuring expenses	11,956	4,621	14,082	8,251
Operating income	141,765	145,133	444,830	429,647
Other (income) expense - net	1,219	934	701	(3,565)
Interest expense	11,330	10,958	33,262	33,098
Income before income taxes	129,216	133,241	410,867	400,114
Provision for income taxes	24,022	26,889	82,196	87,678
Net income	$105,194	$106,352	$328,671	$312,436

Earnings per Common Share:
Basic earnings per common share	$1.39	$1.39	$4.34	$4.07
Diluted earnings per common share	$1.37	$1.37	$4.30	$4.02

Share Data:
Basic weighted average common shares outstanding	75,698	76,562	75,532	76,507
Diluted weighted average common shares outstanding	76,577	77,709	76,415	77,717

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$515,985	$466,407
Receivables - net	317,305	312,192
Inventories	303,494	279,995
Other current assets	53,840	33,938
Total current assets	1,190,624	1,092,532
Property, plant and equipment - net	273,330	281,220
Goodwill and intangible assets	2,165,298	2,081,282
Other noncurrent assets	84,643	18,823
Total assets	$3,713,895	$3,473,857

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$147,079	$143,196
Accrued expenses	185,156	187,536
Short-term borrowings	417	483
Dividends payable	38,018	33,446
Total current liabilities	370,670	364,661
Long-term borrowings	848,728	848,335
Other noncurrent liabilities	331,444	266,221
Total liabilities	1,550,842	1,479,217
Shareholders' equity	2,163,053	1,994,640
Total liabilities and shareholders' equity	$3,713,895	$3,473,857

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$328,671	$312,436
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairments	9,680	—
Depreciation and amortization	29,599	29,725
Amortization of intangible assets	27,747	29,505
Amortization of debt issuance expenses	1,013	998
Share-based compensation expense	20,620	19,814
Deferred income taxes	11,528	(1,480)
Non-cash interest expense associated with forward starting swaps	4,737	4,869
Changes in (net of the effect from acquisitions):
Receivables	(2,071)	(34,057)
Inventories	(16,987)	(27,903)
Other current assets	(19,186)	7,635
Trade accounts payable	2,807	(4,420)
Accrued expenses	(23,222)	33
Other - net	1,966	(11,402)
Net cash flows provided by operating activities	376,902	325,753
Cash flows from investing activities
Purchases of property, plant and equipment	(36,773)	(39,856)
Purchase of intellectual property	—	(4,000)
Acquisition of businesses, net of cash acquired	(87,180)	(20,205)
Proceeds from disposal of fixed assets	957	211
Other - net	407	(1,180)
Net cash flows used in investing activities	(122,589)	(65,030)
Cash flows from financing activities
Payments under revolving credit facilities	—	(11,128)
Payments under other long-term borrowings	(49,923)	—
Dividends paid	(109,227)	(94,913)
Proceeds from stock option exercises	35,595	26,793
Repurchases of common stock	(54,668)	(50,654)
Shares surrendered for tax withholding	(12,583)	(11,260)
Settlement of foreign exchange contracts	—	6,593
Other - net	(1,865)	—
Net cash flows used in financing activities	(192,671)	(134,569)
Effect of exchange rate changes on cash and cash equivalents	(12,064)	(10,337)
Net increase in cash	49,578	115,817
Cash and cash equivalents at beginning of year	466,407	375,950
Cash and cash equivalents at end of period	$515,985	$491,767

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

	Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
	2019	2018	2019	2018
Fluid & Metering Technologies
Net sales	$240,861	$239,213	$729,572	$714,346
Operating income (b)	77,481	69,755	223,493	207,149
Operating margin	32.2%	29.2%	30.6%	29.0%
EBITDA	$82,693	$74,844	$239,534	$222,994
EBITDA margin	34.3%	31.3%	32.8%	31.2%
Depreciation and amortization	$5,507	$5,500	$16,653	$16,901
Capital expenditures	3,627	6,487	10,207	15,142

Health & Science Technologies
Net sales	$229,610	$222,426	$687,153	$670,904
Operating income (b)	40,170	49,144	151,087	153,519
Operating margin	17.5%	22.1%	22.0%	22.9%
EBITDA	$49,194	$57,745	$178,889	$184,659
EBITDA margin	21.4%	26.0%	26.0%	27.5%
Depreciation and amortization	$10,296	$9,381	$29,438	$30,860
Capital expenditures	4,984	8,614	16,201	17,296

Fire & Safety/Diversified Products
Net sales	$154,543	$161,832	$474,745	$485,305
Operating income (b)	41,967	44,726	125,909	130,162
Operating margin	27.2%	27.6%	26.5%	26.8%
EBITDA	$45,625	$47,925	$136,381	$144,398
EBITDA margin	29.5%	29.6%	28.7%	29.8%
Depreciation and amortization	$3,566	$3,541	$10,745	$10,912
Capital expenditures	2,257	3,787	8,744	7,232

Corporate Office and Eliminations
Intersegment sales eliminations	$(768)	$(583)	$(2,894)	$(983)
Operating income (b)	(17,853)	(18,492)	(55,659)	(61,183)
EBITDA	(17,443)	(17,709)	(53,329)	(59,609)
Depreciation and amortization	154	184	510	557
Capital expenditures	163	—	1,621	186

Company
Net sales	$624,246	$622,888	$1,888,576	$1,869,572
Operating income	141,765	145,133	444,830	429,647
Operating margin	22.7%	23.3%	23.6%	23.0%
EBITDA	$160,069	$162,805	$501,475	$492,442
EBITDA margin	25.6%	26.1%	26.6%	26.3%
Depreciation and amortization (c)	$19,523	$18,606	$57,346	$59,230
Capital expenditures	11,031	18,888	36,773	39,856

IDEX CORPORATION
Company and Segment Financial Information - Adjusted
(dollars in thousands)
(unaudited)

		Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
		2019	2018	2019	2018
	Fluid & Metering Technologies
	Net sales	$240,861	$239,213	$729,572	$714,346
	Adjusted operating income (b)	77,481	70,582	224,423	208,462
	Adjusted operating margin	32.2%	29.5%	30.8%	29.2%
	Adjusted EBITDA	$82,693	$75,671	$240,464	$224,307
	Adjusted EBITDA margin	34.3%	31.6%	33.0%	31.4%
	Depreciation and amortization	$5,507	$5,500	$16,653	$16,901
	Capital expenditures	3,627	6,487	10,207	15,142

	Health & Science Technologies
	Net sales	$229,610	$222,426	$687,153	$670,904
	Adjusted operating income (b)	54,706	52,260	165,953	158,817
	Adjusted operating margin	23.8%	23.5%	24.2%	23.7%
	Adjusted EBITDA	$63,730	$60,861	$193,755	$189,957
	Adjusted EBITDA margin	27.8%	27.4%	28.2%	28.3%
	Depreciation and amortization	$10,296	$9,381	$29,438	$30,860
	Capital expenditures	4,984	8,614	16,201	17,296

	Fire & Safety/Diversified Products
	Net sales	$154,543	$161,832	$474,745	$485,305
	Adjusted operating income (b)	42,071	44,786	126,832	130,589
	Adjusted operating margin	27.2%	27.7%	26.7%	26.9%
	Adjusted EBITDA	$45,729	$47,985	$137,304	$144,825
	Adjusted EBITDA margin	29.6%	29.7%	28.9%	29.8%
	Depreciation and amortization	$3,566	$3,541	$10,745	$10,912
	Capital expenditures	2,257	3,787	8,744	7,232

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(768)	$(583)	$(2,894)	$(983)
	Adjusted operating income (b)	(17,197)	(17,874)	(54,956)	(59,970)
	Adjusted EBITDA	(16,787)	(17,091)	(52,626)	(58,396)
	Depreciation and amortization	154	184	510	557
	Capital expenditures	163	—	1,621	186

	Company
	Net sales	$624,246	$622,888	$1,888,576	$1,869,572
	Adjusted operating income	157,061	149,754	462,252	437,898
	Adjusted operating margin	25.2%	24.0%	24.5%	23.4%
	Adjusted EBITDA	$175,365	$167,426	$518,897	$500,693
	Adjusted EBITDA margin	28.1%	26.9%	27.5%	26.8%
	Depreciation and amortization (c)	$19,523	$18,606	$57,346	$59,230
	Capital expenditures	11,031	18,888	36,773	39,856

(a)	Three and nine month data includes the results of Velcora (July 2019) and Finger Lakes Instrumentation (July 2018) in the Health & Science Technologies segment from the date of acquisition.
(b)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(c)	Depreciation and amortization excludes amortization of debt issuance costs.